Exhibit 21.1

List of Subsidiaries of Tri-Tech Holding, Inc.

The following is our corporate structure as of the date of this filing:

Our company consists of the following entities:

Tri-Tech Holding, Inc. (listed company)

Tri-Tech International Investment Inc.

Tri-Tech Infrastructure, LLC

Tri-Tech Infrastructure (India) Pvt., Ltd.

Tri-Tech India Pvt. Ltd

Tri-Tech (Beijing) Co., Ltd.

Beijing Zhi Shuiyuan Water Tech Co., Ltd.

Tranhold Environmental (Beijing) Tech Co., Ltd.

Tianjin Baoding Environmental S&T Co., Ltd.

Ordos Tri-Tech Anguo Investment Co., Ltd.

Buerjin Tri-Tech Industrial Co., Ltd.

Xushui Tri-Tech Shengtong Investment Co., Ltd.

Beijing Yanyu Water Tech Co., Ltd.